UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEXAIRA WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-8748507
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1401 – 510 West Hastings Street, Vancouver, BC V6B 1L8
(Address of Principal Executive Offices) (Zip Code)

2009 Stock Option Plan
(Full title of the plan)

Incorp Services, Inc. 375 N Stephanie Street, Suite 1411 Henderson, NV 89014-8909
(Name and address of agent for service)

702.866.2500
(Telephone number, including area code, of agent for service)

Copies of all communications to:

Clark Wilson LLP
Barristers & Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia V6C 3H1, Canada
Telephone: (604) 687-5700
Facsimile: (604) 687-6314

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company as defined in Rule 12b-2 of the Exchange Act:

Large accelerated filer		Accelerated filer
Non-accelerated filer	(Do not check if smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1),(2)	Proposed maximum offering price per share(3),(4)	Proposed maximum aggregate offering price(3),(4)	Amount of registration fee(4)
Common Stock	15,000,000	$0.39	$5,850,000	$417.11

1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under any of the listed plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Consists of up to 15,000,000 shares of our common stock issued or issuable pursuant to our 2009 stock option plan. Our 2009 stock option plan provides for the grant of stock options to acquire a maximum of 15,000,000 shares of our common stock. All of the shares issued or issuable under our 2009 stock option plan are being registered under this registration statement on Form S-8.

(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(4)
Based on the average of the last reported bid and ask price per share ($.37; $.41 ask) for our common stock on July 8, 2010, as reported by Financial Industry Regulatory Authority’s OTC Bulletin Board.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 15,000,000 shares of our common stock that are issued or issuable pursuant to stock options granted and to be granted under our 2009 stock option plan. The purpose of our 2009 stock option plan is to retain the services of valued key employees, directors, officers and consultants of our company and such other persons as the Plan Administrator shall select, and to encourage such persons with an increased incentive to make contributions to our company.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.*

Item 2.                      Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in our 2009 stock option plan as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents previously filed by our company with the Securities and Exchange Commission are incorporated into this registration statement by reference:

1.             Our annual report on Form 10-K filed on January 29, 2010;

2.	Our quarterly report on Form 10-Q filed on March 17, 2010;

3.	Our quarterly report on Form 10-Q filed on June 11, 2010;

4.	Our current reports on Form 8-K filed on February 25, 2010, April 13, 2010, April 30, 2010, May 21, 2010 and June 24, 2010;

5.	Our Definitive Proxy Statement on Schedule 14A filed on May 27, 2010, and

6.
The description of our common stock contained in our amended registration statement on Form S-1/A (SEC file number 333-153868) filed on October 10, 2008, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Nevada Revised Statutes provide that:

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our stockholders;

•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	by court order.

Our articles of incorporation provide that we must indemnify our officers, directors, employees and agents to the full extent permitted by the laws of the state of Nevada.

Our bylaws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company, or is or was serving at the request of our company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

Our bylaws also provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company, or is or was serving at the request of our company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of our company; provided, however, that no indemnification must be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company unless and only to the extent that, the court in which such action or suit was brought will determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court will deem proper. The termination of any action or suit by judgment or settlement will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company.

Our bylaws also provide that to the extent that a director, trustee, officer, employee or agent of our company has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Our bylaws also provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of our company, or is or was serving at the request of our company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

Exhibit Number	Description
(4)	Instruments Defining the Rights of Security Holders, including Indentures
4.5*	2009 Stock Option Plan
(5)	Opinion regarding Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(23)	Consents of Experts and Counsel
23.1*	Consent of BDO USA, LLP
23.2*	Consent of Clark Wilson LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

*Filed herewith.

Item 9.                      Undertakings.

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on July 9, 2010.

NEXAIRA WIRELESS INC.

/s/ Mark Sampson

By: Mark Sampson
President, Chief Executive Officer and Director
(Principal Executive Officer)
Dated:  July 12, 2010

/s/ Ralph Proceviat

By: Ralph Proceviat
Treasurer and Director
(Principal Financial Officer and Principal Accounting Officer)
Dated:  July 12, 2010

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark Sampson and Ralph Proceviat, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Mark Sampson

By: Mark Sampson
President, Chief Executive Officer and Director
(Principal Executive Officer)

Dated:  July 12, 2010

/s/ Ralph Proceviat

By: Ralph Proceviat
Treasurer and Director
(Principal Financial Officer and Principal Accounting Officer)
Dated:  July 12, 2010

/s/ James Grey

By: James Grey
Director
Dated:  July 12, 2010

/s/ Brad Weinert

By: Brad Weinert
Director
Dated:  July 12, 2010

/s/ Michael Donnell

By: Michael Donnell
Director
Dated:  July 12, 2010